EXHIBIT 10.81
EQUITY PURCHASE AGREEMENT
This Equity Purchase Agreement is dated as of December 31, 2007, by and between Jeffrey A. Patterson, an individual residing in Hinsdale, Illinois (the “Executive”), and Prime Office Company LLC, a Delaware limited liability company (the “Company”).
W I T N E S S E T H:
WHEREAS, the Executive is President and Chief Executive Officer of Prime Group Realty Trust, a subsidiary of the Company, and the Company and Executive have entered into that certain Employment Agreement dated as of May 31, 2005 (as amended, the “Employment Agreement”);
WHEREAS, the Company desires to grant to Executive an option to purchase from the Company the equity interest described below, subject to the terms and conditions hereinafter set forth.
NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:
1. Option. The Executive will be permitted to purchase either directly or through equity ownership in the Company up to 3.5% of the equity ownership (the “Equity”) of Prime Group Realty, L.P. and Prime Group Realty Trust (the “Equity”) in the form of L.P. units, shares, membership interests or similar units of the same class at a price and on substantially the same other economic terms as Prime Office Company LLC’s other initial equity investors (the “Investors”), taking into account both capital contributions and distributions since the date of the original investment. In addition, the “purchase price” for the Equity as calculated pursuant to the terms of the Employment Agreement shall be increased at the rate of seven percent (7%) per year, pro-rated on a per diem basis, from January 1, 2007 through to the closing of the purchase of the Equity by Executive. This option will expire at 5:00 p.m. New York time, on December 31, 2008, subject to earlier termination if not exercised prior to Executive’s employment termination under the Employment Agreement.
Executive shall be entitled to exercise the Option at any time through December 31, 2008, but the closing on the purchase of the Equity may only be effective on the earlier of (i) immediately preceding a “change of control” as defined in the Employment Agreement and (ii) December 31, 2008. The closing shall still occur and the exercise of the Option shall be effective if Executive’s employment is terminated in connection with or in anticipation of a “change of control” after the exercise of the Option but prior to the closing on the purchase of the Equity. The Executive may conditionally exercise the Option contingent on the actual closing of a “change of control”.

To the extent the Company is funded through additional issuances of equity, the Executive shall be given an opportunity to purchase additional equity in an amount necessary to preserve the Executive’s 3.5% percent of ownership. The price for such additional Equity shall be the purchase price paid for the additional equity issuance that gave rise to the additional Equity purchase opportunity.
The Company will provide Executive at least ten business days notice prior to any cash distributions resulting from financing or sale transactions (as opposed to from operations) to the Investors such that Executive shall have an opportunity to purchase Equity prior thereto and thereby be entitled to share in any such distribution. This notice obligation shall cease once Executive has purchased all of the Equity.
2. Purchase Loan. The Lightstone Group LLC or an affiliate thereof (“Lightstone”) will make a loan (“Loan”) available to the Executive for his purchase of the Equity. The principal and interest on the loan will be subject to a ten-year balloon repayment with interest accruing annually at 7%; provided that Executive shall be required to apply the net after-tax cash proceeds of any distributions from the Company towards payment of the Loan. The Loan shall be secured by the Equity and non-recourse to the Executive.
The Loan may be prepaid without penalty. The Loan will accelerate and become due to the extent of any transfer or sale of Equity by Executive other than as permitted below.
3. Transfer Restrictions. No Equity issued to the Executive may be transferred (subject to customary exceptions for estate planning, transfers at death and transfers to an entity controlled solely by the Executive and formed solely for the benefit of the Executive and his immediate family), except as permitted under drag-along, tag-along or registration rights.
4. Tag-Along, Drag-Along and Registration Rights. Executive’s Equity will be subject to customary tag-along drag-along and registration rights.
5. Termination of Restrictions. The restrictions on transfer shall terminate in the event of an IPO or other transaction whereby the Equity becomes publicly traded, subject to any lock-up restrictions imposed on other employee shareholders of the Company or its affiliates.
6. Miscellaneous.
(a) The validity, interpretation and effect of this Award Agreement shall be governed by the laws of the State of Illinois, excluding the “conflicts of laws” rules thereof.
(b) Signed copies of this Agreement may be executed in counterparts and/or sent by facsimile or email and shall be as effective and binding as original copies.

IN WITNESS WHEREOF, the parties hereto have duly executed this Award Agreement on the day and year first above written.

PRIME OFFICE COMPANY, LLC

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: President

/s/ Jeffrey A. Patterson

Jeffrey A. Patterson